Exhibit 5.1

Opinion and Consent of Mark R. Baker,
Senior Vice President and General Counsel of Progenics Pharmaceuticals, Inc.,
with respect to the legality of the securities being registered

June 11, 2007

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591

Gentlemen:

I have acted as counsel to Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration of 800,000 shares of the Company’s common stock, $0.0013 par value per share (the “Shares”), which may be issued upon exercise of stock options pursuant to the Company’s 1998 Employee Stock Purchase Plan, as amended, and the 1998 Non-Qualified Employee Stock Purchase Plan, as amended (the “Plans”).

I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments, including but not limited to, capitalization opinions rendered by outside counsel regarding the Company’s outstanding common stock, as I have deemed necessary or appropriate as a basis for the opinions expressed below.

Based on the foregoing, I am of the opinion that:

1.  The issuance of the Shares under the Plans has been lawfully and duly authorized; and

2.  When the Shares have been issued and delivered in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and nonassesable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

/s/ Mark R. Baker
Mark R. Baker
Senior Vice President and General Counsel
Progenics Pharmaceuticals, Inc.